EXHIBIT (D)(3)

          SUB-ADVISORY AGREEMENT WITH ZIEGLER ASSET MANAGEMENT, INC.
         -----------------------------------------------------------

                            SUB-ADVISORY AGREEMENT


     THIS SUB-ADVISORY AGREEMENT (this "Agreement") is made as of the 1st day of May, 1999, by and among PRINCIPAL PRESERVATION PORTFOLIOS, INC., a Maryland corporation (the "Fund"), B.C. ZIEGLER AND COMPANY, a Wisconsin corporation (the "Advisor"), and ZIEGLER ASSET MANAGEMENT, INC., a Wisconsin corporation (the "Sub- Advisor").

                             W I T N E S S E T H

     For good and valuable consideration, the receipt of which is hereby acknowledged, it is hereby agreed by and among the parties hereto as follows:

     1.   IN GENERAL
               The Sub-Advisor agrees, as more fully set forth herein, to act as Sub-Advisor to the Fund with respect to the investment and reinvestment of the assets of each Portfolio of the Fund identified on Exhibit A attached hereto, as the same may be amended from time
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          to time (individually a or the "Portfolio" and together the
          "Portfolios"). The Sub-Advisor agrees to supervise and arrange the purchase of securities and the sale of securities held in the investment portfolio of each Portfolio.

     2. DUTIES AND OBLIGATIONS OF THE SUB-ADVISOR WITH RESPECT TO INVESTMENTS OF ASSETS OF EACH PORTFOLIO

               (a) Subject to the succeeding provisions of this section and subject to the oversight and review of the Advisor and the direction and control of the Board of Directors of the Fund, the Sub-Advisor shall:

                    (i) Determine what securities shall be purchased or sold by each Portfolio;

                    (ii) Arrange for the purchase and the sale of securities
               held in each Portfolio; and

                    (iii) Provide the Advisor and the Directors with such reports as may reasonably be requested in connection with the discharge of the foregoing responsibilities and the discharge of the Advisor's responsibilities under its Investment Advisory Agreement with the Fund and those of B.C. Ziegler and Company (the "Distributor") under its Distribution Agreement with the Fund.

               (b) Any investment purchases or sales made by the Sub-Advisor under this section shall at all times conform to, and be in accordance with, any requirements imposed by: (1) the provisions of the Investment Company Act of 1940 (the "Act") and of any rules or regulations in force thereunder; and (2) the provisions of the Articles of Incorporation and By-Laws of the Fund as amended from time to time; (3) any policies and determinations of the Board of Directors of the Fund; and (4) the fundamental policies of the relevant Portfolio, as reflected in the Fund's registration statement (or post-effective amendments thereto) under the Act and the Securities Act of 1933 (including the relevant Portfolio's current Prospectus and Statement of Additional Information), or as amended by the shareholders of the relevant Portfolio; provided that copies of the items referred to in clauses (2), (3) and (4) shall have been furnished to the Sub-Advisor.

               (c) The Sub-Advisor shall give the Fund the benefit of its best judgment and effort in rendering services hereunder. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations or duties ("disabling conduct") hereunder on the part of the Sub-Advisor (and its officers, directors, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Sub-Advisor) the Sub-Advisor shall not be subject to liability to the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder, including without limitation any error of judgment or mistake of law or for any loss suffered by any of them in connection with the matters to which this Agreement relates, except to the extent specified in Section 36(b) of the Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services. Except for such disabling conduct, the Fund shall indemnify the Sub-Advisor (and its officers, directors, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Sub-Advisor) against any liability arising from the Sub-Advisor's conduct under this Agreement to the extent permitted by the Fund's Articles of Incorporation, By-Laws and applicable law.

               (d) Nothing in this Agreement shall prevent the Sub-Advisor or any affiliated person (as defined in the Act) of the Sub-Advisor from acting as investment advisor or manager for any other person, firm or corporation and shall not in any way limit or restrict the Sub-Advisor or any such affiliated person from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting, provided, however, that the Sub-Advisor expressly represents that it will undertake no activities which, in its judgment, will adversely affect the performance of its obligations to the Fund under this Agreement or under the Act. It is agreed that the Sub-Advisor shall have no responsibility or liability for the accuracy or completeness of the Fund's Registration Statement under the Act and the Securities Act of 1933 (and will be indemnified by the Fund for claims related thereto), except for information supplied by the Sub-Advisor for inclusion therein. The Sub-Advisor shall be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

               (e) In connection with its duties to arrange for the purchase and sale of each Portfolio's portfolio securities, the Sub-Advisor shall follow the principles set forth in any investment advisory agreement in effect from time to time between the Fund and the Advisor, provided that a copy of any such agreement shall have been provided to the Sub-Advisor. The Sub-Advisor will promptly communicate to the Advisor and to the officers and the Directors of the Fund such information relating to portfolio transactions as they may reasonably request.

     3.   ALLOCATION OF EXPENSES

               The Sub-Advisor agrees that it will furnish the Fund, at the Sub-Advisor's expense, with all office space and facilities, equipment and clerical personnel that the Sub-Advisor reasonably deems necessary for carrying out its duties under this Agreement. Such office space, facilities, equipment and personnel may be used by the Sub-Advisor for its services to other clients. The Sub-Advisor will also pay all compensation of those of the Fund's officers and employees, if any, and of those Directors, if any, who in each case are affiliated persons of the Sub-Advisor.

     4.   CERTAIN RECORDS

               Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 under the Act which are prepared or maintained by the Sub-Advisor on behalf of the Fund are the property of the Fund and will be surrendered promptly to the Fund or the Advisor on request.

     5.   REFERENCE TO THE SUB-ADVISOR

               Neither the Fund nor the Advisor or any affiliate or agent thereof shall make reference to or use the name of the Sub-Advisor or any of its affiliates in any advertising or promotional materials without the prior approval of the Sub-Advisor, which approval shall not be unreasonably withheld.

     6.   COMPENSATION OF THE SUB-ADVISOR

               The Advisor agrees to pay the Sub-Advisor, and the Sub-Advisor agrees to accept as full compensation for all services rendered by the Sub-Advisor as such, a management fee for each Portfolio as specified on Exhibit A attached hereto.


     7.   DURATION AND TERMINATION

               (a) This Agreement shall go into effect with respect to each Portfolio on the date set forth for such Portfolio on Exhibit A attached hereto. This Agreement shall, unless terminated as hereinafter provided, continue in effect with respect to each Portfolio for a period of two years following the effective date for such Portfolio, and thereafter from year to year, but only so long as such continuance is specifically approved at least annually by a majority of the Fund's Board of Directors, or by the vote of the holders of a "majority" (as defined in the Act) of the outstanding voting securities of the relevant Portfolio, and, in either case, a majority of the Directors who are not parties to this Agreement or "interested persons" (as defined in the Act) of any such party cast in person at a meeting called for the purpose of voting on such approval.

               (b) This Agreement may be terminated (either in its entirety or with respect to one or more Portfolios) by the Sub-Advisor at any time without penalty upon giving the Fund and the Advisor sixty (60) days' written notice (which notice may be waived by the Fund and the Advisor) and may be terminated (either in its entirety or with respect to one or more Portfolios) by the Fund or the Advisor at any time without penalty upon giving the Sub-Advisor sixty (60) days' written notice (which notice may be waived by the Sub-Advisor), provided that such termination by the Fund shall be directed or approved by the vote of a majority of all of its Directors in office at the time or by the vote of the holders of a "majority" (as defined in the Act) of the voting securities of the relevant Portfolio(s). This Agreement shall automatically terminate in the event of its "assignment" (as defined in the Act). This Agreement will also automatically terminate in the event that the Investment Advisory Agreement by and between the Fund and the Advisor is terminated for any reason.


     IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereto affixed, all as of the day and year first above written.

PRINCIPAL PRESERVATION
  PORTFOLIOS, INC.



By:  ------------------------------------------------
     Robert J. Tuszynski, President

B.C. ZIEGLER AND COMPANY

By:  -----------------------------------------------
     Peter D. Ziegler, President and Chief Executive Officer

ZIEGLER ASSET MANAGEMENT, INC.

By: -------------------------------------------------
   Geoffrey G. Maclay, Jr., President and Chief Executive Officer

                                                                     EXHIBIT A
                                                                     ---------


                   PRINCIPAL PRESERVATION PORTFOLIOS, INC.

                        ZIEGLER ASSET MANAGEMENT, INC.

                            SUB-ADVISORY AGREEMENT


1.   S&P 100 PLUS PORTFOLIO

     a.   Effective Date:  May 1, 1999

     b. Sub-Advisory Fee: Computed daily and paid monthly in an amount equal to one-fourth (1/4) of the investment advisory fee paid by the Portfolio to the Advisor, without giving effect to any fee waivers or expense reimbursements by the Advisor.

2.   DIVIDEND ACHIEVERS PORTFOLIO

     a.   Effective Date:  May 1, 1999

     b. Sub-Advisory Fee: Computed daily and paid monthly in an amount equal to one-fourth (1/4) of the investment advisory fee paid by the Portfolio to the Advisor, without giving effect to any fee waivers or expense reimbursements by the Advisor.

3.   PSE TECH 100 INDEX PORTFOLIO

     a.   Effective Date:  May 1, 1999

     b. Sub-Advisory Fee: Computed daily and paid monthly in an amount equal to one-fourth (1/4) of the investment advisory fee paid by the Portfolio to the Advisor, without giving effect to any fee waivers or expense reimbursements by the Advisor.